Exhibit 99.1
For: Calavo Growers, Inc.
Lee Cole, Calavo Growers, Inc., (805) 525-1245
or
Jerry Freisleben, Foley/Freisleben LLC, (213) 955-0020
CALAVO GROWERS, INC. ANNOUNCES FISCAL 2005 FOURTH QUARTER AND FULL-YEAR OPERATING RESULTS
SANTA PAULA, Calif. (Jan. 13, 2006)—Calavo Growers, Inc. (Nasdaq-NM:CVGW), the global leader in the packing and marketing of fresh and processed avocados and other perishable food products, today reported lower revenue and profit for the fourth quarter and fiscal year. Results were constrained by a cyclically smaller California crop, which significantly hampered performance in the company’s core domestic business segment, as well as the onerous costs related to implementing provisions required under Section 404 of the Sarbanes-Oxley Act (SOX).
     For the three months ended October 31, 2005, the company posted a net loss of $517,000, equal to $0.04 per diluted share, on net sales of $62.2 million. This compares with net income of $1.1 million, or $0.08 per diluted share, on net sales $65.4 million in the corresponding period last year.
     Twelve-month net income totaled $3.3 million, or $0.24 per diluted share, in the recently concluded year, versus $6.2 million, or $0.46 per diluted share, recorded in fiscal 2004. Net revenues approximated $258.8 million in fiscal 2005, which compares with sales of $274.2 million one year earlier.
     “Calavo enjoyed outstanding growth in both its international and processed-products business segments, where fourth quarter revenues alone rose 83 and 25 percent, respectively, from the corresponding period last year,” said Chairman, President and Chief Executive Officer Lee E. Cole. “These gains, while enormously gratifying, were not sufficient to offset results in the company’s
Calavo Growers Reports Fourth Quarter, Fiscal 2005 Results
California avocado division, which was adversely impacted by the cyclically smaller overall harvest, and accounts for the difference on our top line from last year.”

     Cole continued: “As indication of its effect, this industry-wide downturn saw the total California avocado crop contract to 300 million pounds in the most recent year from 432 million pounds in 2004, according to California Avocado Commission figures. While our market share (as percentage of the state’s total harvest) remained strong, the substantially smaller crop resulted in Calavo selling 54 million fewer pounds of California fruit year-to-year. Our packinghouses are scale-driven facilities and, consequently, lower volumes adversely affect production efficiencies by spreading fixed costs across fewer pounds.”
SOX Costs Remain High; CEO Cole Calls Out for Small-Cap Relief
     In addition to the effects of the smaller California avocado crop, Cole indicated that considerable expenditures related to implementing provisions required under Section 404 of the SOX further constrained Calavo’s profitability and were a significant factor in the difference in the company’s bottom line in the fourth quarter and for the year. The effect of these costs in fiscal 2005—along with a series of other unique items incurred this year and recognized in cost of sales and sales, general and administrative expense (SG&A)—totals $2.6 million, with some $2.0 million attributable to SOX implementation, including $0.9 million in the fourth quarter alone. The remaining items are primarily non-recurring and are principally, comprised of higher professional fees, costs associated with the relocation of Calavo’s corporate headquarters to Santa Paula last March, and the final costs of winding down our operations at our Mexicali, Mexico facility.
     Excluding these additional costs and despite the lower top-line figure, SG&A as a percentage of total revenue was virtually unchanged from last year, indicative of Calavo’s rigorous cost discipline and expense containment.
Calavo Growers Reports Fourth Quarter, Fiscal 2005 Results
     Cole stated: “Calavo is committed to best practices in corporate governance and full transparency in its financial reporting. Nonetheless, we consider Section 404 requirements as currently enacted overreaching and draconian to small-cap public companies and their shareholders. As such, we fully support recommendations for relief from some of these provisions currently pending before the Securities and Exchange Commission’s Advisory Committee on Smaller Cap Public Companies.

     “I say once again that SOX expense strips from smaller companies the dollars for reinvestment in the business, profit growth and ultimately shareholder returns,” stated Cole emphatically.
Balance Sheet Strength: Shareholders’ Equity Surges
     Referencing the company’s robust financial condition, Cole stated that the “balance sheet is strong, flexible and possesses ample capacity for leverage.” The Calavo CEO indicated that shareholders’ equity at fiscal-year end totaled nearly $65 million, climbing more than 47 percent from Oct. 31, 2004. This translates to book value per common share of $4.51 versus $3.25 one year earlier, as a result principally of unrealized stock gains from Calavo’s investment in Limoneira Company in June 2005, and Limoneira’s reciprocal investment in Calavo.
     “At year end, Calavo’s unrealized, pre-tax gains in Limoneira common stock totaled more than $22 million,” Cole stated. This paper profit, which is excluded from earnings, comes in addition to securing the packing business of Limoneira, a diversified farming and land-holding company, which is one of the two largest avocado growers in California.
Other Notable Fiscal 2005 Accomplishments
     Despite the challenging conditions in the California market last year, Cole noted that Calavo recorded a number of “other significant achievements that
Calavo Growers Reports Fourth Quarter, Fiscal 2005 Results
     measurably strengthen the company and further our strategic business agenda.” In addition to consummating the Limoneira transaction last spring, he referenced other notable items including:
•	Sharp sales gains in Calavo’s International business unit, with net segment revenues leaping 36.5 percent for the year, following the USDA’s lifting of import restrictions on Mexican avocados; and,

•	Growing revenues and gross margin in the Processed Products division, where net sales jumped 11.2 percent from one year ago, fueled by increasing market penetration at the retail level for the company’s ultra-high-pressure guacamole.
     The Calavo CEO said: “Our Uruapan, Michoacan, Mexico processed-products facility in particular is a source of immense pride. As anticipated at the beginning of fiscal 2005, we have improved the plant’s performance on the strength of growing sales of ultra-high-pressure guacamole and other products and are realizing gains in gross margins in the unit.
     “Retail demand for the guacamole product continues to grow. During the past year, the product reached consumers, as distribution was opened with a number of leading grocery chains,” Cole indicated.
Fiscal 2006 Outlook and Perspective
     Turning to the current fiscal year, Cole stated that he is looking ahead “with great anticipation, confidence and optimism across all segments of our operations.”
     Cole stated: “By virtually all company and industry forecasts, we anticipate an extremely large California crop during the current year, particularly in growing regions where Calavo enjoys its greatest market share. Consequently, we believe that the company will realize substantial packing efficiencies that directly benefit both sales and gross margins. The California crop in fiscal 2006 is
Calavo Growers Reports Fourth Quarter, Fiscal 2005 Results
     shaping up to be bountiful—in marked contrast to the small harvest in the recent year.
     “In the International business segment, we expect robust fresh avocado exports from our Mexican packinghouse to the United States and other countries, especially as the domestic market continues adapting to the easing of import-limits. International avocado pricing may ease slightly from last year (reflecting the expected larger California crop). However, Calavo stands to gain in the form of lower fruit costs in its Processed Products division, which relies entirely on Mexican avocados, favorably benefiting product gross margins,” he continued.
     Regarding the Processed Products division, CEO Cole indicated that, despite already vigorous performance, still stronger results are expected. “We are anticipating continued gains in the unit, with growth in revenues and gross margins forthcoming during fiscal 2006, fueled principally by ultra-high-pressure sales. The best is still to come in Processed Products—stay tuned,” he said.
     Cole also stated that the company expects SOX expenses “to significantly decrease over fiscal 2006. Lower costs associated with compliance in the second year will favorably benefit our operating results. Nonetheless, it is small consolation and nothing short of a regulatory relief is the ultimate answer for smaller public companies.

About Calavo
     Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a global basis.
Calavo Growers Reports Fourth Quarter, Fiscal 2005 Results
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the
Private Securities Litigation Reform Act of
1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and
growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange
Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2005. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,133	$636
Accounts receivable, net of allowances of $2,688 (2005) and $1,087 (2004)	19,253	21,131
Inventories, net	10,096	11,375
Prepaid expenses and other current assets	5,879	4,807
Advances to suppliers	1,141	2,413
Income taxes receivable	893	803
Deferred income taxes	2,651	1,775

Total current assets	41,046	42,940
Property, plant, and equipment, net	16,897	17,427
Building held for sale	—	1,658
Investment in Limoneira	45,634	—
Goodwill	3,591	3,591
Other assets	1,314	1,782

	$108,482	$67,398

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$1,753	$5,789
Trade accounts payable	1,892	2,490
Accrued expenses	12,482	8,234
Short-term borrowings	1,424	2,000
Dividend payable	4,564	4,052
Current portion of long-term obligations	1,313	22

Total current liabilities	23,428	22,587
Long-term liabilities:
Long-term obligations, less current portion	11,719	34
Deferred income taxes	8,589	840

Total long-term liabilities	20,308	874
Commitments and contingencies
Total shareholders’ equity	64,746	43,937

	$108,482	$67,398

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2005	2004	2005	2004
Net sales	$62,246	$65,436	$258,822	$274,218
Cost of sales	58,013	59,425	237,088	248,814

Gross margin	4,233	6,011	21,734	25,404
Selling, general and administrative	4,943	4,416	18,588	15,920
Restructuring charge	—	185	—	185

Operating income (loss)	(710)	1,410	3,146	9,299
Other income, net	213	167	2,357	478

Income before provision (benefit) for income taxes	(497)	1,577	5,503	9,777
Provision (benefit) for income taxes	20	467	2,181	3,567

Net income (loss)	$(517)	$1,110	$3,322	$6,210

Net income (loss) per share:
Basic	$(0.04)	$0.08	$0.24	$0.46

Diluted	$(0.04)	$0.08	$0.24	$0.46

Number of shares used in per share computation:
Basic	14,371	13,507	13,892	13,497

Diluted	14,432	13,591	13,985	13,582